NALPAK INDUSTRIES, INC.
                                  P.O. Box 165
                          Bedford Hills, New York 10507
                              Phone: (914) 234-1212
                               Fax: (914) 234-6166
April 15, 1997




Mr. Bruce Hausman (BY FAX)
President and Chief Executive Officer
Daltex Medical Sciences, Inc.
4642 Bocaire Blvd.
Boca Raton, Florida  33487

Dr. Louis R.M. Del Guercio (BY FAX)
Chairman of the Board
Daltex Medical Sciences, Inc.
14 Pryer Lane
Larchmont, New York  10538

Mr. James O. Leonard
Chairman of Executive Committee
Daltex Medical Sciences, Inc.
18 King's Lane
St. Simon's Island, Georgia  31522

Re:      Sublicense of Technology

Gentlemen:

This letter will set forth our intention, subject to the terms and conditions set forth, to enter into the arrangements concerning the patents which are licensed by Daltex Medical Sciences, Inc. ("Daltex") from the Trustees of Columbia University in the City of New York ("Columbia") for antimicrobial latex examination and surgeons' gloves to prevent or reduce infection and to inhibit the transmission of infectious diseases.

Nalpak Industries, Inc., ("Nalpak") which has been in the glove business for a decade and whose principal, Woody Kaplan, is well-known to you, has received an expression of interest from a financing partner (collectively, the "Medpac
Group") to sublicense from Daltex the exclusive worldwide rights to the anti-microbial patents currently owned by Columbia and which patents are currently licensed to Daltex (the "License") pursuant to a License Agreement dated December 28, 1987, as amended, for use with gloves. It is our understanding that Daltex is interested in maximizing the potential of the patents it is licensing but cannot afford the expenses associated with obtaining clearance in the United States from the U.S. Department of Health and Human Services, Food and Drug Administration (the "FDA") for the sale of such gloves.

The Medpac Group understands that the fees and expenses associated with procuring FDA approval are approximately $100,000, and subject to the next sentence, the Medpac Group is willing to assume such liability in connection with obtaining the sublicense for the exclusive worldwide rights to the patent for use with the gloves. The Medpac Group and Daltex acknowledge that the costs associated with procuring FDA approval shall be kept to an absolute minimum, and that the $100,000 approximate cost includes legal fees and other costs associated with filing the necessary documents with the FDA. With regard to the payment of any legal fees other than those associated with obtaining FDA approval, Daltex agrees that Nalpak and the Medpac Group are not liable for any of Daltex' legal fees due to Columbia or any other party.

It is understood that the consummation of any transaction between Daltex and the Medpac Group is subject to the approval of the respective Boards of Directors of each company as well as obtaining such consents from and satisfying any conditions of Columbia. This letter is intended solely as an outline of the major terms upon which the Medpac Group intends to proceed. The execution of this letter by representatives of either party shall not create any legally binding obligations on the part of either party, but is intended only as a guideline for the preparation of documentation leading to the consummation of such transaction. This letter and the transactions and agreements contemplated hereby are subject in all respects to the preparation and negotiation of appropriate agreements and instruments which must be mutually acceptable to the parties.

Notwithstanding the foregoing, each of us acknowledge that the sublicense described herein has been set forth in a draft License Agreement which was negotiated between us over several months in 1996 and the final form was substantially agreed upon by us in September 1996, subject to the approval of Columbia. Each of us acknowledge that the basic terms and conditions of the new agreement will be substantially identical to the draft agreement already in place, subject to certain changes as well as the changes as follows: 1) Daltex acknowledges that Nalpak may assign the sublicense agreement and all of Nalpak's rights therein to any person or entity which is a part of the Medpac Group, 2) Upon execution of the License Agreement, Dr. Shanta Modak of Columbia University has agreed to be available to make a presentation in New York City to members of the Medpac Group regarding the patents being sublicensed, and 3) Nalpak or the

Medpac Group is willing to assume the liability associated with procuring FDA approval as aforementioned above.


                                          Very truly yours,

                                          NALPAK INDUSTRIES, INC.


                                          By: /s/ Woody Kaplan
                                              Woody Kaplan, President


AGREED AND ACCEPTED:

DALTEX MEDICAL SCIENCES, INC.

By: /s/ Bruce Hausman
    Bruce Hausman, President

                                        3